Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Press Release
For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO	For Release
September 10, 2008
Company Press Release
Jeffersonville Bancorp Announces Developments Regarding Freddie Mac Stock
JEFFERSONVILLE, N.Y., September 10, 2008 (PRIME NEWSWIRE) — Jeffersonville Bancorp, Inc. (NASDAQ - JFBC)—Following the action taken by the United States Treasury Department and the Federal Housing Finance Agency to place the Federal Home Loan Mortgage Corporation (“Freddie Mac”) in conservatorship, Jeffersonville Bancorp (the “Company”) announced today that it will evaluate the Freddie Mac series Z preferred stock held by its wholly owned subsidiary, The First National Bank of Jeffersonville, for impairment as of the end of the third quarter of 2008. As of June 30, 2008, the Bank held shares of Freddie Mac series Z preferred stock with a carrying value of $5.1 million. As a result of the action taken to place Freddie Mac in conservatorship, dividends for these securities have been suspended and the market value of these securities has declined. Based on the closing trading price of Freddie Mac series Z preferred stock on September 9, 2008, the market value of the Bank’s shares was $0.5 million.
Management has evaluated the capital position of the Company and the Bank, and believes both will continue to have capital levels above the “Well Capitalized” threshold as promulgated by federal banking regulators, after any impairment charges.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that relate to expectations beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements contained herein reflect our currents views about future events and financial performance and are subject to risk, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those exposed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include: factors listed in the Form 10-K as filed with the Securities and Exchange Commission; changes in general economic conditions, either nationally or locally in the areas in which we conduct our business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loans portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for loan losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.
We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this press release to reflect new information, future events or otherwise.